Exhibit 10.13

MOSSIMO RESTATED LICENSE AGREEMENT

THIS RESTATED AGREEMENT is made and entered into as of the 31st day of March, 2006 (the “Effective Date”) by and between MOSSIMO, INC., a Delaware corporation (“Mossimo, Inc.”) and TARGET BRANDS, INC., a subsidiary of Target Corporation, a Minnesota corporation (“Target”).

RECITALS

A.                                   Mossimo, Inc. and Target previously entered into an agreement dated March 28, 2000, as amended as of February 1, 2002, as assigned and amended as of February 2, 2003, as amended as of June 20, 2003, and as renewed by letter dated January 28, 2005 (as amended, assigned and renewed, the “Prior Agreement”).

B.                                     Mossimo, Inc. is the owner of various MOSSIMO trademarks, and the goodwill associated therewith, and has the right, power and authority to grant licenses to others to use such trademarks in connection with the design, manufacture, importation, distribution, marketing, advertising and sale of certain merchandise.

C.                                     Mossimo, Inc. also has the right, power and authority to cause Mossimo G. Giannulli (“Giannulli”), an employee and officer of Mossimo, Inc., to perform in the manner provided herein in connection with the foregoing licenses.

D.                                    Target is engaged in the marketing and sale of general merchandise and services.

E.                                      Mossimo, Inc. and Target desire to enter into this Restated Agreement as of the Effective Date on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.                                       Definitions.   For purposes of this Restated Agreement, the following capitalized terms shall have the following meanings and, unless the context otherwise requires, shall include the plural as well as the singular:

“Mossimo Design Materials” mean all designs, drawings, sketches, specifications, inventions, writings or other documentation, systems, processes, computer programs, improvements, trade secrets, know-how or similar rights, whether or not patentable or copyrightable, which were produced by Mossimo, Inc. in the course of performing services under the Prior Agreement or which are produced by Mossimo, Inc. under this Restated Agreement.

“Target Design Materials” mean all designs, drawings, sketches, specifications, inventions, writings or other documentation, systems, processes, computer programs, improvements, trade secrets, know-how or similar rights, whether or not patentable or copyrightable, which were produced by Target or its vendors under the Prior Agreement or which are produced by Target or its vendors under this Restated Agreement.

“Trademarks” mean the MOSSIMO family of trademarks listed on Exhibit A attached hereto, any other marks incorporating the name MOSSIMO, any variations or derivations thereof, with or without stylized designs, and all common law rights and statutory rights with respect thereto, registrations thereof, applications therefor and the goodwill and other rights associated therewith, whether now existing or created hereafter.

“Exclusive Merchandise” means products which fall within the Exclusive Merchandise Categories and use the Trademarks or the Mossimo Design Materials.

“Exclusive Merchandise Categories” means products which fall within the categories identified as exclusive in Exhibit B attached hereto.

“Existing Licensees” means the licensees of the Trademarks in the Territory under license agreements outstanding as of the date hereof and identified on Exhibit C hereto.

“Existing Licensee Merchandise” means products which fall within the Exclusive Licensee Merchandise Categories.

“Existing Licensee Merchandise Categories” means products which fall within the categories licensed to Existing Licensees and identified in Exhibit B attached hereto.

“Merchandise” means the Exclusive Merchandise and the Existing Licensee Merchandise, collectively.

“Fiscal Quarter” means Target’s fiscal quarters commencing on the first business day of February, May, August and November each year.

“Net Sales” mean the sales price to customers on all sales of Exclusive Merchandise by Target (whether regular, markdown, clearance or otherwise), excluding sales tax and finance charges and, less any refunds and credits for returns actually given by Target to its customers.

“Retail Operations” means Target® Stores, Target Greatland®, Super Target®, Target.com, any other retail store operated by Target or its affiliates, and any merchandising activities conducted by Target or its affiliates in the Territory in connection therewith, including by way of example and not limitation, direct mail, kiosk, internet and websites thereon, and other wireless and electronic activities whether now known or hereafter developed.

“Territory” means the United States, its territories and possessions.

2.                                       License Grant.

2.1                                 Exclusive License.    On the terms and subject to the conditions contained herein, Mossimo, Inc. hereby grants to Target, and Target hereby accepts, the exclusive right and license to use the Trademarks, during the Term (as defined below) and in the Territory, in connection with the design, manufacture, importation, distribution, marketing, advertising, sale and offer to sell Exclusive Merchandise.  Target will sell and offer to sell Exclusive Merchandise only through Target’s Retail Operations.  Mossimo, Inc. acknowledges and understands that Target’s marketing and advertising on the Internet or other transborder advertising will be accessible outside of the Territory, and agrees that such activities are permissible hereunder, provided that Target makes no sales to persons or entities outside of the Territory.

2.2                               Limitations.   The foregoing license does not include the right to grant sublicenses to third parties (except as provided herein in connection with the manufacture of Exclusive Merchandise and Trademark Use Materials) or the right to use the Trademarks in connection with the design, manufacture, importation, distribution, marketing, advertising, sale of any products other than the Merchandise in the manner provided herein.

2.3                               Exclusive Right.      Target shall have the exclusive right to use the Mossimo Design Materials in connection with the design, manufacture, importation, distribution, marketing, advertising, sale and offer to sell Exclusive Merchandise in the Territory.  Target will sell and offer to sell Exclusive Merchandise only through Target’s Retail Operations.  Mossimo, Inc. shall have the non-exclusive right to use the Mossimo Design Materials in connection with the design, manufacture, importation, distribution, marketing, advertising, sale and offer to sell Exclusive Merchandise outside the Territory provided that each such use shall be subject to Target’s prior approval, which approval will not be unreasonably withheld.

2.4                               Giannulli Identification.

(a)                                  Target shall have the right to use the name, signature, photograph, voice or other sound effects, likeness, personality, endorsement, biography and statements of Giannulli (the “Giannulli Identification”) for advertising and promotions relating to the Merchandise in broadcast, print, electronic and wireless media (i.e., television, radio, magazines, newspapers and free-standing inserts), direct mail, outdoor advertising (i.e., highway and means-of-transit billboards), in-store signing displays, public relations materials, the internet and websites thereon, shopping bags, in-house publications and video programs (not for broadcast or public distribution), as well as all other reasonable forms of advertising, whether now known and developed or developed hereafter.

(b)                                 Subject to the limitations set forth herein and the reasonable availability of Giannulli, Mossimo, Inc. shall cause Giannulli to attend and participate in all rehearsals, filming, taping, recording and photography sessions reasonably required to meet the obligations set forth herein (dates and times to be agreed upon by the parties), and will render his services hereunder in accordance with the scripts or other materials (including, but not limited to, wardrobe suggestions) provided by Target.  Mossimo, Inc. shall cause Giannulli to render his services in a competent and professional manner, to the best of his ability.  Mossimo, Inc. shall cause Giannulli to comply with Target’s reasonable instructions and recommendations related to providing such services.

2.5                                 Perpetual Right to Use.       Target retains the perpetual right to use, solely as an historical example of its advertising, any advertising and promotional materials produced by or for Target hereunder, provided that such use will be exclusively for internal and/or portfolio purposes.

3.                                       Services.

3.1                                 Mossimo, Inc. shall cause Giannulli to provide the services of a creative director in connection with the Exclusive Merchandise including but not limited to, the following (collectively, the “Services”): advice regarding brand concepts, positioning statements, themes, product and trend direction, recommendations as to trim, fabric, materials, color, marketing and packaging and such other related services as Target may reasonably request.

3.2                                 Mossimo, Inc. shall cause Giannulli to attend and participate in a reasonable number of business meetings, internal Target meetings, planning sessions, strategy meetings and any other meetings related to the planning and development of the Exclusive Merchandise, regardless of location, as requested by Target.  Mossimo, Inc. shall not be required to cause Giannulli to attend more than four (4) such meetings each Contract Year during the Term in Minneapolis, Minnesota.

4.                                       Term.

4.1                                 Initial Term.   The initial term of this Restated Agreement commenced on the Effective Date and, unless sooner terminated as provided herein, shall continue until January 31, 2010 (the “Restated Initial Term”).

4.2                                 Extended Terms.     Provided that Target is current in its payments of the Annual Guaranteed Minimum Fee (as defined below), Target shall be entitled to renew this Restated Agreement thereafter, on the same terms and conditions, for additional terms of two (2) years each (each, a “Restated Extended Term”) by giving Mossimo, Inc. written notice of its intent to renew at least one (1) year prior to the end of the then current Term.  The “Term” of this Restated Agreement shall be deemed to include the Restated Initial Term and all Restated Extended Terms, if any.  A “Contract Year” shall be deemed to refer to each period commencing February 1 and ending January 31 during the Term of the Restated Agreement.

5.                                       Payments.

5.1                                 Fee.   During the Term of the Restated Agreement, in consideration of the rights granted to Target and the representations and warranties contained herein, Target shall pay to Mossimo, Inc. as a Fee an amount equal to the greater of (a) the Annual Guaranteed Minimum Fee applicable to such Contract Year; or (b) the applicable percentage of Net Sales for such Contract Year based on the following schedule (the “Fee”):

•                  Four percent (4%) of Net Sales on sales of Exclusive Merchandise for such Contract Year up to $100,000,000;

•                  Two and one-quarter percent (2 1/4%) of Net sales on sales of Exclusive Merchandise for such Contract Year greater than $100,000,000 up to $500,000,000; and

•                  One percent (1%) of Net Sales on sales of Exclusive Merchandise, for such Contract Year greater than $500,000,000.

5.2                                 Minimum Fees.      Target guarantees Mossimo, Inc. that during the Term of the Restated Agreement, annual Net Sales shall be not less than $350,000,000 for each Contract Year (“Minimum Net Sales”).  In the event that actual annual Net Sales are less than the Minimum Net Sales, Target shall pay to Mossimo, Inc. the difference between the Fees actually earned for such Contract Year and the Fees that would have been earned based on the Minimum Net Sales (the “Annual Guaranteed Minimum Fee”).  The Annual Guaranteed Minimum Fee shall be $9,625,000 for each Contract Year during the Term of the Restated Agreement.

5.3                                 One Time Reduction In Fees.   Mossimo, Inc. will pay to Target a one-time, nonrefundable reimbursement of Fees in the amount of $6,000,000 on or before June 30, 2006.

5.4                                 Charge-Back Against Fees.   Beginning with the Contract Year commencing February 1, 2007, Target shall charge-back and offset against the Fees otherwise due under this Agreement (including the Annual Guaranteed Minimum Fee) an amount equal to 40 basis points against Net Sales (the “Charge-Back Amount”).   Beginning July 1, 2006, Mossimo, Inc. shall be entitled to invoice Target until the end of the Contract Year 2006, and Target shall reimburse Mossimo, Inc., for its documented out-of-pocket expenses for salaries, costs of benefits and reasonable travel and related expenses actually incurred by Mossimo, Inc. after July 1, 2006 for designers (other than Giannulli) creating the Mossimo Design Materials.  Mossimo, Inc. shall submit expenses and such supporting documentation as Target may reasonably request no more often than monthly.  Expenses which comply with the foregoing will be paid within fifteen (15) days of receipt of such materials.

5.5                                 Manner of Payment.  Twenty-Five percent (25%) of the applicable Annual Guaranteed Minimum Fee shall accrue each Fiscal Quarter.  Within thirty (30) days of the end of the first Fiscal Quarter of each Contract Year during the Term of the Restated Agreement, Target shall pay to Mossimo, Inc. an amount equal to the greater of

(a) Fees on Net Sales for such Fiscal Quarter calculated pursuant to Sections 5.1 and 5.2 above, or (b) 25% of the applicable Annual Guaranteed Minimum Fee.  Within thirty (30) days of the end of the remaining Fiscal Quarters for such Contract Year, Target shall pay to Mossimo, Inc. an amount equal to the greater of (a) the amount of the aggregate accrued Fees payable for Net Sales from the beginning of the Contract Year to the end of such Fiscal Quarter less the total of all Fees already paid for such Contract Year less any applicable Charge-Back Amount, or (b) the aggregate accrued Annual Guaranteed Minimum Fee as of the end of such Fiscal Quarter less the total of all Fees already paid for such Contract Year less any applicable Charge-Back Amount.  The foregoing provisions shall apply separately to each Contract Year, such that any excess of accrued Fees over the Annual Guaranteed Minimum Fee for any given Contract Year shall not apply toward satisfying the Annual Guaranteed Minimum Fee for any future Contract Year and shall not apply as a credit against Fees accruing in any subsequent Contract Year.  For Contract Year 2006, the Fees payable under this Agreement shall be calculated based on Net Sales beginning February 1, 2006 notwithstanding the Effective Date of this Agreement and such Fees shall be in lieu of any amounts that would have been due under the Prior Agreement.  Beginning in Contract Year 2007, the Fees payable or the applicable Guaranteed Minimum Fee Payable in each Quarter shall be reduced by the applicable Charge-Back Amount.

5.6                                 Expenses.     Each party shall be responsible for and pay its own expenses incident to performing hereunder, including without limitation, all travel and related expenses other than travel and related expenses of Giannulli in connection with marketing and promotional trips requested by Target and travel and related expenses provided for in Section 5.4.

5.7                                 Prompt Delivery.     Target acknowledges that time is of the essence in the delivery of the payments required by this Section 5, and agrees that interest shall accrue on all past due payments hereunder from their respective due dates until paid at the rate of one percent (1%) per month, or if such rate exceeds the maximum rate allowed by law, at the maximum rate allowed by law, and shall be payable on demand.

6.                                       Reports, Record Keeping and Audits.

6.1                                 Maintenance of Records.     During the Term of this Restated Agreement, Target shall keep full and accurate books of account and records in sufficient detail to show the sales of Exclusive Merchandise hereunder.  Mossimo, Inc. acknowledges and understands that such books of account and records shall be in the form and format Target maintains in the ordinary course of its business.  Such records shall be maintained for at least two (2) years after the Fiscal Quarter to which such records relate.

6.2                                 Quarterly Reports.    Within thirty (30) days of the end of each Fiscal Quarter during the Term of this Restated Agreement, Target shall prepare for its own use and the use of its auditors as provided in Section 6.3 written reports showing all sales of Exclusive Merchandise by the Retail Operations during such Fiscal Quarter with such detail as Target has historically provided under the Prior Agreement (the “Target

Reports”).  Within thirty (30) days of the end of each Fiscal Quarter during the Term of this Restated Agreement, Target shall provide Mossimo, Inc. with written reports based on the Target Reports specifying the aggregate quarterly Net Sales, the aggregate quarterly royalty, the aggregate year to date Net Sales and the aggregate year to date royalties (the “Mossimo Reports”).  Target shall provide to Mossimo, Inc. no later than 15 days after the end of any month, aggregate sales information relating to the sale of Exclusive Merchandise during that immediately preceding month.

6.3                                 Audits.       During the Term of this Restated Agreement and for a period of one (1) year thereafter, Mossimo, Inc. shall have the right, upon written notice, to require Target to retain an independent third party auditor, reasonably acceptable to Mossimo, Inc., to examine Target’s books of account and records as are necessary to determine whether Fee payments have been accurately calculated and paid hereunder. The third party auditor shall only reveal to Mossimo, Inc. whether the Fee payments have been accurately calculated and paid or, if not, the total Net Sales and the amount of the Fee payments that should have been paid. The cost of such audit shall be borne by Mossimo, Inc.  Mossimo, Inc. shall not have the right to have an audit conducted more than once with respect any Contract Year, and in no event shall such audit occur during Target’s fourth Fiscal Quarter.  If the audit discloses that the Fee payments actually due exceed the Fee payments made, Target shall pay the unpaid Fee with interest computed as provided above for late payments.  If the audit discloses that the Fee payments made by Target exceed the Fee payments due, Mossimo, Inc. shall reimburse Target in the amount of such excess.  In addition, if the audit discloses that the Fee payments actually due exceed the Fee payments made by an amount greater than five percent (5%), the out-of-pocket costs incurred by Mossimo, Inc. in connection with the audit shall be paid by Target.

7.                                       Standards of Quality.

7.1.                              Enhancement of Trademarks;  Quality. Target acknowledges that the Trademarks have established prestige and goodwill and are well recognized in the minds of the public, and that it is of great importance to each party that in the manufacture and sale of the Merchandise the high standards and reputation that Mossimo, Inc. has established be maintained.  Accordingly, the Exclusive Merchandise and any expression by Target, directly or indirectly, which by its nature conveys to others the existence of a relationship between Target and the Trademarks or the Exclusive Merchandise, including, without limitation, all packaging, labeling, fixturing, advertising, point of sale and sales promotion materials and product literature (any such expression referred to as “Trademark Use Materials”) shall (a) meet or exceed the quality and workmanship historically provided under the Prior Agreement and; (b) be in accordance with all of the terms and provisions of this Restated Agreement

7.2.                              Manufacture of Exclusive Merchandise.     Target shall have the right to contract the manufacture of the Exclusive Merchandise and the Trademark Use Materials bearing the Trademarks and utilizing the Mossimo Design Materials to third party manufacturers anywhere in the world, provided that (a) the manufacturer and any of its subcontractors sign a Manufacturer’s Trademark Agreement with Target containing comparable trademark protections for Mossimo, Inc. to the agreements being used under the Prior Agreement; and (b) the Exclusive Merchandise and Trademark Use Materials are of a quality that meets or exceeds the quality historically provided under the Prior Agreement.

7.3                                 Sampling Process.    If requested by Mossimo, Inc., Target will make available to Giannulli or another representative of Mossimo, Inc., acceptable to Target, at one or more of Target’s facilities, representative samples of the Exclusive Merchandise to enable Mossimo, Inc. to confirm that the quality standards are being satisfied.  If Mossimo, Inc. believes that any of the Exclusive Merchandise does not meet the quality standards referenced in Section 7.1, then the parties will in good faith discuss Mossimo, Inc.’s concerns and work to put in place a plan to ensure that the Exclusive Merchandise meets such quality standards.

8.                                       Existing Licensees; Duval Endorsement Agreement; and Nature of Exclusivity.

8.1                                 Sale of Existing Licensee Merchandise.     Mossimo, Inc. acknowledges that Target’s Net Sales of Existing Licensee Merchandise shall be excluded from any calculation of Fees due pursuant to Section 5 above but shall apply toward satisfying the Annual Guaranteed Minimum Fee for each Contract Year.

8.2                                 Right of First Refusal.       At such time as the license agreements with the Existing Licensees, as they relate to the Territory, expire or terminate for any reason whatsoever or Mossimo, Inc. has the unilateral right to terminate or not renew or extend such agreements, Target shall have a right of first refusal to add all or some of the affected Existing Licensee Merchandise Categories to the Exclusive Merchandise Categories hereunder.

8.3                                 Duval Endorsement Agreement.     Mossimo, Inc. represents to Target that it has entered into an exclusive endorsement agreement dated January 1, 2000 (the “Endorsement Agreement”) with David Duval, a highly skilled professional golfer.  Mossimo, Inc. agrees that, during the Term, it shall use its rights under the Endorsement Agreement to use the Duval Identification (as such term is defined in the Endorsement Agreement) in connection with the advertisement and promotion of the Exclusive Merchandise as reasonably requested by Target.  Mossimo, Inc. further agrees that if Target desires to utilize the services of David Duval as a model or for personal appearances in connection with Target’s advertising to promote the Exclusive Merchandise, Mossimo, Inc. shall use its best efforts to cause Duval to provide such services under the Endorsement Agreement at no additional charge to Target.  Mossimo, Inc. acknowledges and agrees that Target has no responsibility, liability or obligations, whether for payment or otherwise, under the Endorsement Agreement.

8.4                                 Nature of Exclusivity.      Mossimo, Inc. agrees that, during the Term and in the Territory, it will not, and it will cause Giannulli to not, directly or indirectly, authorize the use of the Trademarks, the Mossimo Design Materials or the Giannulli

Identification or provide design services to or enter into a design agreement or relationship with any other retailer, manufacturer or distributor relating to the Exclusive Merchandise Categories without the prior written consent of Target, except (a) as may be necessary to enable Mossimo, Inc. to meet its obligations under license agreements with Existing Licensees outstanding as of the date hereof, (b) for the design, manufacture, distribution and sale of merchandise to golf pro shops located on the premises of golf courses or country clubs and commonly referred to as “green grass” shops (c) Giannulli may provide design services to Modern Amusements, Inc. or its successors, or to third parties not described in the next succeeding sentence provided any designs or products produced from such efforts are not directly or indirectly marketed or publicized as being the result of Giannulli’s efforts or as associated with Giannulli .  Notwithstanding the foregoing, in no event shall Mossimo, Inc. or Giannulli, directly or indirectly, authorize the use of the Trademarks, the Mossimo Design Materials or the Giannulli Identification or provide design services to or enter into a design agreement or relationship, with any entities in the following channels of trade: mass merchandising discount stores or super centers (e.g., Wal-Mart and K-Mart (including any entity resulting from the merger of K-Mart and Sears), warehouse clubs (e.g., Costco and Sam’s Club), mid-tier department stores (e.g., J.C. Penney, Sears (including any entity resulting from the merger of K-Mart and Sears), Kohl’s and Mervyn’s), national apparel chains (e.g., The Limited and The Gap family of stores), any department stores operated by Federated, Inc. or any affiliates, successors or assigns of the foregoing.

9.                                       Representations and Warranties; Protection of Trademarks.

9.1                                 Mossimo, Inc. hereby represents and warrants that:

(a)                                  Mossimo, Inc. is free to enter into this Restated Agreement to grant the rights herein granted, and to provide services herein described without violating the rights of any third party, and is not subject to any obligation or disability which will or might hinder or prevent the full completion and performance by Mossimo, Inc. of all of the covenants and conditions to be kept and performed by Mossimo, Inc. hereunder;

(b)                                 Mossimo, Inc. will comply with all laws, regulations, orders and ordinances applicable to the provision of Services as set forth herein;

(c)                                  At no time during the Term will Mossimo, Inc. or Giannulli disparage their association with Target, any Retail Operation or Target product; and

(d)                                 Giannulli has irrevocably granted to Mossimo, Inc. the rights to use the Giannulli Identification consistent with the rights granted to Target hereunder and Mossimo, Inc. will not alter those rights in a manner that would be adverse to Target.

9.2                                 Target hereby represents and warrants that:

(a)                                  Target is free to enter into this Restated Agreement and to grant the rights herein granted without violating the rights of any third party, is not subject to any obligation which will or might hinder or prevent the full completion and performance by Target of all of the covenants and conditions to be kept and performed by Target hereunder;

(b)                                 Target will comply with all laws, regulations, orders and ordinances applicable to the performance of its obligations as set forth herein; and

(c)                                  At no time during the Term, will Target disparage its association with Mossimo, Inc., Giannulli or their affiliates.

9.3                                 Acknowledgements and Agreements Regarding the Trademarks.     As a material inducement for each party to enter into this Restated Agreement, and as a material part of the consideration to each party hereunder, each party hereby acknowledges and agrees, solely for the benefit of the other party, as follows :

(a)                                  Mossimo, Inc. owns the Trademarks and all rights, registrations, applications and filings with respect to the Trademarks and all renewals and extensions of any such registrations, applications and filings.

(b)                                 Mossimo, Inc. has the right to license the Trademarks to Target in the manner set forth herein.

(c)                                  Target is acquiring hereby only the right to use the Trademarks for the purpose stated in and pursuant to the terms and conditions of this Restated Agreement.

(d)                                 Great value is placed on the Trademarks, and the goodwill associated therewith; the Trademarks and all rights therein and goodwill pertaining thereto belong exclusively to Mossimo, Inc.; and all use of the Trademarks by Target, whether authorized or unauthorized, shall inure to the benefit of Mossimo, Inc..

(e)                                  Except for the Trademarks and Giannulli Identification, Target shall own all right, title and interest in and to the Trademark Use Materials produced by or for it hereunder, including, but not limited to, any artwork developed in connection therewith (and copyrights therein), to the extent that such rights can be separated from the Trademarks and/or Giannulli Identification and are not confusingly similar thereto.

(f)                                    The conditions, terms, restrictions, covenants and limitations of this Restated Agreement are necessary, equitable, reasonable and essential to assure the consuming public that all goods sold under the Trademarks are of the same consistently high quality.

9.4                                 Protection of Trademark Rights.

(a)                                  Mossimo, Inc. shall take all reasonable steps necessary to prosecute and maintain federal registrations for the Trademarks.

(b)                                 Target shall not use or permit the use of the Trademarks for any purpose or use other than as expressly licensed under this Restated Agreement.

(c)                                  Target shall cooperate fully and in good faith with Mossimo, Inc. for the purpose of securing and preserving Mossimo, Inc.’s (or any grantee of Mossimo, Inc.’s) rights in and to the Trademarks.  Target shall cause to appear on and in connection with the Exclusive Merchandise and Trademarks Use Materials such statutory trademark notices as Mossimo, Inc. may reasonably request.

(d)                                 Mossimo, Inc. shall take such action as it deems necessary or appropriate, in its reasonable judgment, in respect of any possible infringements, claims or actions in derogation of any Trademark by any third parties and shall inform Target promptly after it has knowledge or becomes aware of any such infringement, claim or action.  If Mossimo, Inc. initiates legal proceedings on account of any such infringement claim or action, Target shall cooperate with and assist Mossimo, Inc., at Mossimo, Inc.’s expense, to the extent reasonably necessary to protect the Trademarks, including without limitation, being joined as a necessary or desirable party to such proceedings.

(e)                                  Target shall promptly inform Mossimo, Inc. of any possible infringements, claims or actions in derogation of any Trademark by any third parties of which it has knowledge or becomes aware, and shall cooperate with Mossimo, Inc. in the manner provided above in subsection (c).

(f)                                    Target shall, upon request, supply to Mossimo, Inc. enough specimens of advertisements, tags, labels and other use of the Trademarks as may be required in connection with any of Mossimo, Inc.’s applications or registrations for the Trademarks.  Target shall execute any instrument Mossimo, Inc. shall reasonably deem necessary or desirable to record or cancel Target as a registered user of the Trademarks.

(g)                                 Target shall give prompt attention and take such actions as it deems necessary to resolve legitimate customer complaints relating to the Merchandise which are brought to Target’s attention.  Target shall give Mossimo, Inc. written notice of all complaints that in Target’s opinion are likely to result in litigation.

9.5                                 Acknowledgements and Agreements Regarding Design Materials. As a material inducement for each party to enter into this Restated Agreement, and as a material part of the consideration to each party hereunder, each party hereby acknowledges and agrees, solely for the benefit of the other party, as follows:

(a)                                  Mossimo, Inc. owns the Mossimo Design Materials, including, but not limited to, any artwork developed in connection therewith and copyrights therein and has the right to license the Mossimo Design Materials to Target in the manner set forth herein.

(b)                                 Target is acquiring hereby only the right to use the Mossimo Design Materials for the purposes stated in and pursuant to the terms and conditions of this Restated Agreement.

(c)                                  Excluding the Trademarks and Giannulli Identification used therein, Target owns all right, title and interest to the Target Design Materials, including, but not limited to, any artwork developed in connection therewith and copyrights therein.

(d)                                 Mossimo, Inc. will not use the Target Design Materials or claim any rights or title in, or otherwise attack Target’s ownership of the Target Design Materials (excluding therefrom, for the avoidance of doubt, the Trademarks and Giannulli Identification).

10.                                 Defaults and Remedies.

10.1                           Defaults by Target.    The occurrence of any one or more of the following shall constitute a default by Target under this Restated Agreement:

(a)                                  Target shall fail to make any payment or submit any report required under this Restated Agreement when due and such failure continues for more than thirty (30) days after written notice thereof, unless such failure cannot be cured within such thirty (30) day period and Target shall have commenced to cure the failure within such period and proceeds diligently thereafter to cure such failure, provided that, with respect to payments due hereunder, such failure is cured in any event within sixty (60) days after such written notice.

(b)                                 Target uses the Trademarks in any manner likely to deceive or mislead the public, to endanger the validity of the Trademarks or to damage or impair the reputation or value of the Trademarks and such use continues for more than thirty (30) days after written notice thereof, unless such use cannot be cured within such thirty (30) day period and Target shall have commenced to cure the use and proceeds diligently thereafter to stop such use, provided that such use is discontinued in any event within sixty (60) days after such written notice.

(c)                                  The failure of Target to perform any of its other material obligations under this Restated Agreement and such failure continues for more than thirty (30) days after written notice thereof, unless such failure cannot be cured within such thirty (30) day period and Target shall have commenced to cure the failure and proceeds diligently thereafter to cure such failure; provided that such failure is cured in any event within sixty (60) days after such written notice.

10.2                           Defaults by Mossimo, Inc.    If Mossimo, Inc. fails to perform any of its material obligations under this Restated Agreement and such failure continues for more than thirty (30) days after written notice thereof, unless such failure cannot be cured within such thirty (30) day period and Mossimo, Inc. shall have commenced to cure the failure and proceeds diligently thereafter to cure such failure; provided that such failure is cured in any event within sixty (60) days after such written notice.

10.3                           Remedies.

(a)                                  If Target has not cured any such breach or nonperformance in accordance with Section 10.1 above, in addition to all of the other rights and remedies available to Mossimo, Inc., whether pursuant to the terms of this Restated Agreement, at law, in equity, or otherwise, Mossimo, Inc. shall have the right to terminate this Restated Agreement without further notice to Target; provided, however, that the decision to terminate this Restated Agreement must be exercised in writing, if at all, within thirty (30) days after the cure period expires.

(b)                                 If Mossimo, Inc. has not cured any such breach or nonperformance in accordance with Section 10.2 above, in addition to all of the other rights and remedies available to Target, whether pursuant to the terms of this Restated Agreement, at law, in equity, or otherwise, Target shall have the right to terminate this Restated Agreement without further notice to Mossimo, Inc.; provided, however, that the decision to terminate this Restated Agreement must be exercised in writing, if at all, within thirty (30) days after the cure period expires.

10.4                           Effect of Expiration or Termination.

(a)                                  Except as specifically provided herein to the contrary, upon expiration or termination of this Restated Agreement, the rights and licenses granted herein shall terminate and Target shall have no further right to use the Trademarks or Trademark Use Materials in connection with the Merchandise, the Retail Operations or otherwise.  Upon the request of Mossimo, Inc., Target shall immediately execute without further consideration such assignments and other instruments which may be required to be recorded to effect the termination of the licenses and rights granted herein (and the assignments of Target’s rights to Mossimo, Inc.).  Within thirty (30) days of the expiration or termination of this Restated Agreement, Target shall deliver to Mossimo, Inc. all unpaid Fees together with a final quarterly Mossimo Report covering all sales of Merchandise from the end of the period covered by the preceding quarterly Mossimo Report through the date of expiration or termination of this Restated Agreement.

(b)                                 In the event this Restated Agreement is terminated pursuant to Section 10.3(a), then Target shall pay to Mossimo, Inc., within thirty (30) days of the termination date, such Annual Guaranteed Minimum Fee as would be due for such Contract Year, calculated in accordance with Section 5 above.  In the event this Restated Agreement is terminated pursuant to Section 10.3(b), then Target shall have no obligation to pay any Annual Guaranteed Minimum Fee accruing or due after the date of expiration or termination of this Restated Agreement.

(c)                                  Upon the termination or expiration of this Restated Agreement by Mossimo, Inc. or Target, for any reason whatsoever, Target shall have six (6) months from the date of termination or expiration of this Restated Agreement (the “Termination Date”) in which to use the Trademarks to dispose of any Merchandise manufactured, or ordered and in production, and any piece goods in the possession of Target, its agents, manufacturers or subcontractors, on the Termination Date (the “Sell-Off Period”).  Such disposition must be through the same channels used by Target prior to the Termination Date.  In addition, Target shall destroy or deliver to Mossimo, Inc. all Trademark Use Materials within thirty (30) days of the expiration of the Sell-Off Period other than such materials as Target desires to keep for the purposes set forth in Section 2.5 above.

11.                                                                                 Morals.       If Giannulli is (a) charged with, convicted of or admits to the commission of any felony, (b) charged with or convicted of any offense involving substance abuse, or (c) publicly admits that he is addicted to any illegal controlled substance, or (d) commits any act which brings Giannulli into public disrepute, scandal, contempt or ridicule, or which shocks, insults or offends a substantial portion or identifiable group of the community, and such event or behavior has, in Target’s reasonable judgment, a negative impact on its reputation, then Target, in addition to and without prejudice to any other remedy of any kind or nature set forth herein, shall have the right to terminate this Restated Agreement and neither party shall have any obligation to perform hereunder after the effective date of such termination, including, without limitation, the payment by Target of any portion of the Annual Guaranteed Minimum Fee coming due after the effective date of such termination.  Target’s reasonable decision based upon relevant facts and circumstances on all matters arising under this Section 11 shall be conclusive, provided that Target’s intent to terminate this Restated Agreement must be exercised in writing, if at all, within thirty (30) days after the facts giving rise to such right to terminate are brought to Target’s attention.

12.                                 Services Unique.     Mossimo, Inc. and Target agree that the services to be performed by Giannulli hereunder are special, unique, unusual, extraordinary, and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.  Accordingly, the parties agree that Target shall be entitled, in the event of a material failure by Giannulli to perform such services or to otherwise permit Target to use the Giannulli Identification in the manner required hereunder, to seek equitable relief by injunction or otherwise in addition to whatever other remedies Target may have.  Mossimo, Inc. further agrees that in the event of the unavailability of Giannulli’s services to Mossimo, Inc. or the death or permanent disability of Giannulli, Target shall have the right to terminate this Restated Agreement by written notice to Mossimo, Inc.

13.                                 No Assignment.     The parties acknowledge and agree that the rights granted herein are personal in nature and may not, in whole or in part, be transferred, delegated or assigned by either party without the prior written consent of the other party; provided, however, that Mossimo, Inc. may assign its right to receive payment(s) hereunder.  Any purported transfer, delegation or assignment, whether voluntary or involuntarily, by operation of law or otherwise, in violation of this Section shall be null and void and constitute a default hereunder by the party attempting to so transfer, delegate or assign.

Target acknowledges and agrees that a change in control of Mossimo, Inc. (including a change of control resulting from a merger in which Mossimo Inc. merges with another entity). shall not constitute an assignment.  Notwithstanding the foregoing or the provisions of Section 5.2, in the event that Mossimo, Inc. becomes directly or indirectly controlled by any of the entities identified in the last sentence of Section 8.4, the Minimum Net Sales and the Annual Guaranteed Minimum Fee thereafter shall be zero dollars and Target shall have no obligation, implied or otherwise, to generate Net Sales during the Term of this Agreement (including any renewal thereof).

14.                                 Indemnification and Insurance.

14.1                           Indemnification of Mossimo, Inc.    Target shall indemnify and hold Mossimo, Inc. and its affiliates, directors, officers, employees and agents (the “Mossimo, Inc. Parties”) harmless from and against any and all liabilities, losses, claims, suits, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising out of or otherwise relating to any claims of third parties against any of the Mossimo, Inc. Parties relating to a breach by Target of any warranty, representation, term or condition made or agreed to by Target hereunder or involving the manufacture, packaging, distribution, promotion, sale, marketing, advertising or other use of the Trademarks, the Target Design Materials, the Exclusive Merchandise or the Trademark Use Materials, provided that (a) prompt written notice is given to Target upon Mossimo, Inc. becoming aware of any such actual or threatened claims or suits; (b) Target shall have the option to exclusively undertake and conduct the defense and/or settlement of any such claims or suits; and (c) no settlement or attempt at settlement of any such claims or suits is made without the prior written consent of Target; and provided further, that in no event shall Target’s liability hereunder exceed the amount of Fees actually paid by Target hereunder for the previous twelve (12) months.  Mossimo, Inc. acknowledges that this indemnity does not include those items for which Mossimo, Inc. is indemnifying Target in Section 14.2 below.

14.2                           Indemnification of Target.    Mossimo, Inc. shall defend, indemnify and hold Target and its affiliates, directors, officers, employees, and agents (the “Target Parties”) harmless from and against any liabilities, losses, claims, suits, damages, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses), arising out of or otherwise relating to any claims of third parties against any of the Target Parties relating to a breach by Mossimo, Inc. of any warranty, representation, term or condition made or agreed to by Mossimo, Inc. hereunder or alleging trademark infringement, unfair competition or infringement of other similar proprietary rights, arising out of the use by Target and/or its contractors of the Trademarks or the Mossimo Design Materials as authorized in the Prior Agreement or this Restated Agreement, provided that (a) prompt written notice is given to Mossimo, Inc. of any such actual or threatened claims or suits; (b) Mossimo, Inc. shall have the option to exclusively undertake and conduct the defense and/or settlement of any such claims or suits; and (c) no settlement or attempt at settlement of any such claims or suits is made without the prior written consent of Mossimo, Inc., and provided further, that in no event shall Mossimo Inc.’s liability hereunder exceed the amount of Fees actually received by Mossimo Inc. hereunder for the previous twelve (12) months.  Target acknowledges that this indemnity does not include those items for which Target is indemnifying Mossimo, Inc. in Section 14.1 above.

14.3                           Insurance.

(a)                                  Target shall maintain throughout the Term, at its own expense, general liability insurance and product liability insurance, with a responsible insurance carrier or carriers providing adequate protection (at least in the amount of $5,000,000 single limits for personal injury or property damage, with no deductible) and covering Mossimo, Inc. as an additional insured.  Upon request, Target shall provide Mossimo, Inc. with evidence of such insurance.

(b)                                 Mossimo, Inc. shall obtain and maintain throughout the Term, at its own expense, insurance providing adequate protection for any infringement claims (at least in the amount of $1,000,000 single limits with customary deductibles) and naming the Target Parties as additional insureds.  Upon request, Mossimo, Inc. shall deliver to Target a fully paid certificate or certificates of insurance, naming the Target Parties as additional insureds, and providing that such policy or policies are cancelable only after thirty (30) days prior written notice to Target.

15.                                 Confidentiality.      The parties acknowledge and agree that any and all reports and financial information disclosed by a party pursuant to this Restated Agreement are confidential information commercially valuable to such party (the “Confidential Information”).  The parties acknowledge that Confidential Information is disclosed hereunder on a confidential basis to be used only as expressly permitted by the disclosing party.  Each receiving party, its officers, directors, employees, and agents, shall protect the Confidential Information belonging to the other party and shall not disclose it to any other person, firm, organization, or employee unless authorized, in writing, by the disclosing party or required by governmental or judicial law regulation or ruling, including pursuant to subpoena or other court or administrative process.  Except as expressly permitted hereunder, the Confidential Information may not be copied, reprinted, duplicated, or recreated in whole or in part without the express written consent of the disclosing party.  Each receiving party shall take responsibility for action by instruction, agreement or otherwise with respect to its employees or other persons permitted access to the Confidential Information to comply fully with the obligations hereunder with respect thereto.  The parties each agree to return the Confidential Information belonging to the other party, and all copies thereof, to the disclosing party, upon request.  Each party hereby consents to the disclosure of its Confidential Information to any of the other party’s attorneys, accountants and similar third parties who have a business “need to know” such information.

16.                                 Public Announcements and Press Releases.      The timing and content of all public announcements and press releases relating to this Agreement and the transactions contemplated herein shall be subject to the mutual approval of Mossimo, Inc. and Target, except to the extent disclosure may be required under applicable regulations of the Securities and Exchange Commission or any applicable exchange.  In the event of any such required disclosure, the party required to make such disclosure will to the extent practicable consult with the other party prior to making such disclosure.  If this Agreement is required to be filed by either party with the Securities and Exchange Commission, the party required to make such filing will, if requested by the other party, request confidential treatment for such portions of this Agreement as reasonably requested by the other party and undertake reasonable efforts to obtain such confidential treatment.

17.                                 General Provisions.

17.1                           Notices.      All notices and other communications required or permitted to be given under this Restated Agreement shall be in writing and shall be delivered either by personal service, facsimile or prepaid overnight courier service and addressed as follows:

If to Mossimo, Inc.:	Mossimo, Inc. 2016 Broadway Santa Monica, CA 90404 Attn.: Chief Executive Officer

If to Target:	Target Corporation 1000 Nicollet Mall Minneapolis, MN 55403 Attn: SVP, Softlines

With a copy to:	Target Law Department 1000 Nicollet Mall, TPS-3255 Minneapolis, MN 55403 Attn: General Counsel

If delivered personally, such notices or other communications shall be deemed delivered upon delivery.  If sent by fax, such notice or other communications shall be deemed delivered when received provided that the sender has confirmation of receipt.  If sent by prepaid overnight courier service, such notices or other communications shall be deemed delivered upon delivery or refusal to accept delivery as indicated on the return receipt.  Either party may change its address at any time by written notice to the other party as set forth above.

17.2                           Entire Agreement.    This Restated Agreement and the exhibits attached hereto set forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, discussions and agreements relating to the subject matter hereof.  No representations, express or implied, other than those specifically set forth herein have been made by any party hereto.  This Restated Agreement may not be orally changed, altered, modified or amended in any respect.  Notwithstanding the foregoing, this Restated Agreement shall not affect any rights or obligations under the Prior Agreement to the extent attributable to actions or omissions prior to the Effective Date of this Agreement (other than the payment of Fees for Contract Year 2006 which are exclusively governed by this Restated Agreement).

17.3                           Successors and Assigns.     Without limiting anything herein to the contrary, this Restated Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties.

17.4                           Choice of Law.     The validity, construction and enforcement of this Restated Agreement shall be governed by the laws of the State of Minnesota, without regard to its choice of law principles.

17.5                           No Waiver.    No waiver by any party hereto, whether express or implied, of any provision of this Restated Agreement or of any breach or default of any party, shall constitute a continuing waiver of such provision or any other provisions of this Restated Agreement, and no such waiver by any party shall prevent such party from acting upon the same or any subsequent breach or default of the other party of the same or any other provision of this Restated Agreement.

17.6                           Disclaimer of Agency.      Nothing in this Restated Agreement shall create a partnership or joint venture or establish the relationship of principal and agent or any other relationship of a similar nature between the parties hereto, and neither Target nor Mossimo, Inc. shall have the power to obligate or bind the other in any manner whatsoever nor shall Giannulli have the power to obligate or bind Target in any manner whatsoever.

17.7                           Counterparts. This Restated Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.8                           Survival.      The provisions of Sections 2.5, 5, 6, 9.1, 9.2, 9.3, 9.5, 10.4, 14, 15, 16 and this Section 17 shall survive the expiration or termination of this Restated Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Restated Agreement, in the manner appropriate to each, as of the day and year first above written.

TARGET CORPORATION

By:
Patricia Adams
SVP, Softlines

TARGET BRANDS, INC.

By:
Name:
Title:

MOSSIMO, INC.

By:
Name:
Title:

The undersigned confirms that he has read, understands and agrees to the terms and provisions of the foregoing Restated Agreement, including without limitation, the provision of his services and the rights granted hereunder to Target to use the Giannulli Identification and acknowledges and agrees that the terms and provisions hereof are binding upon his heirs, personal representatives, successors and assigns.

Mossimo Giannulli

EXHIBIT A

Trademarks

Registrations

Trademark	Class	Registration Number	Registration Date

M IN A BOX DESIGN	25	1611314	28 Aug 1990
MOSS	9	2155830	05 May 1998
MOSS	25	2157797	12 May 1998
MOSSIMO (Block)	3	2491176	18 Sep 2001
MOSSIMO (Block)	9	1746343	12 Jan 1993
MOSSIMO (Block)	14	2051272	08 Apr 1997
MOSSIMO (Block)	25	1551068	08 Aug 1989
MOSSIMO (Stylized)	3	2591646	9 Jul 2002
MOSSIMO (Stylized)	9	2329496	14 Mar 2000
MOSSIMO (Stylized)	14	2053214	15 Apr 1997
MOSSIMO (Stylized)	18	2341551	11 Apr 2000
MOSSIMO (Stylized)	25	2201308	03 Nov 1998
MOSSIMO (Stylized)	42	1970116	23 Apr 1996
MOSSIMO (Stylized)	42	1984437	02 Jul 1996
MOSSIMO GIANNULLI	9	2157796	12 May 1998
MOSSIMO GIANNULLI	25	2155829	05 May 1998

Applications

Trademark	Class	Application Number	Filing Date

BABY MOSS	25	76/034442	12 Apr 2000
MOSS	4, 18	76/056284	24 May 2000
MOSS (divided out)	3	75/981026	24 May 2000

EXHIBIT B

Exclusive Merchandise Categories

Women’s:   Casual Denim & Sportswear; Dresses; Activewear; Skiwear; Golfwear; Tenniswear; Intimate Apparel (sleepwear, robes, loungewear, daywear, panties & foundations).

Fashion Accessories:   Jewelry; Watches; Luggage; Handbags; Small Leather Goods; Belts; Neckwear; Hair Goods; Hats; Rainwear; Cold Weather; Gloves; Slippers.

Men’s:    Casual Denim & Sportswear; T-shirts; Swimwear; Activewear; Skiwear; Golfwear; Tenniswear; Furnishings; Accessories (hats, belts, small leather goods).

Girls 0-14:  Casual & Denim Sportswear; Dresses; Activewear; Swimwear; Furnishings; Underwear; Fashion Accessories (cold weather accessories, slippers, accessories, handbags, backpacks, hosiery).

Boys 0-20:  Casual & Denim Sportswear; T-shirts; Activewear; Swimwear; Furnishings (sleepwear, cold weather accessories, slippers,); Underwear.

Newborn & Layette:  Boy and Girl.

Footwear:  Womens; Mens; Boys; Girls.

Cosmetics:  Treatment; Fragrance; Bath & Body; Lip & Nail; Cosmetic Accessories.

Home Textiles:  Bedding; Bath; Table Linens; Rugs.

Recreation:  Luggage, Backpacks.

Fashion Accessories:  Sunglasses, sport glasses and optical frames for men, women and children, and eyeglass cases.

Existing Licensee Merchandise Categories

Women’s:  Swim and Bodywear.

Men’s:  Hosiery; Ties; Tailored clothing, including suits, sport coats, dress shirts, dress trousers, tuxedos, tailored overcoats and casual trousers.

EXHIBIT C

Existing Licensees in the Territory

Lunada Bay Corporation